EXHIBIT 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Lands’ End, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock.

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, as amended, for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 480,000,000 shares of common stock, $0.01 par value per share (“Common Stock”). As of January 31, 2025, there were 30,842,570 shares of Common Stock outstanding. The outstanding shares of our Common Stock are fully paid and nonassessable.

Listing

Our common stock is listed and principally traded on The Nasdaq Stock Market LLC under the symbol “LE”.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Transfer Agent and Registrar

Computershare Investor Services is the transfer agent and registrar for our common stock.